UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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C3.ai, Inc.
(Name of Registrant as Specified In Its Charter)

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C3.AI, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 3, 2025
This proxy statement supplement (this “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of C3.ai, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on August 21, 2025, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its 2025 Annual Meeting of Stockholders to be held virtually on October 3, 2025, at 10:00 a.m. Pacific Time (the “Annual Meeting”).
The purpose of this Proxy Supplement is to provide subsequent information relating to the Board’s appointment of Stephen Ehikian as Chief Executive Officer of the Company. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.
Appointment of Chief Executive Officer
Effective September 1, 2025, the Board unanimously appointed Stephen Ehikian as the Company’s Chief Executive Officer. Thomas M. Siebel will continue to be engaged as Executive Chairman.
Mr. Ehikian, 44, is a seasoned technology leader. He was a member of the founding team and served as Chief Operating Officer and Chief Financial Officer of RelateIQ from 2011 to July 2014, when it was acquired by Salesforce. He served as Vice President of Products at Salesforce from July 2014 to July 2017. Mr. Ehikian then served as Chief Executive Officer and Cofounder of Airkit.ai, from October 2017 until November 2023, when it was acquired by Salesforce. Following the acquisition, Mr. Ehikian served as Vice President of AI Products at Salesforce from November 2023 to January 2024. From January 2025 to July 2025, Mr. Ehikian served as Acting Administrator and Deputy Administrator of the General Services Administration. Mr. Ehikian holds a bachelor’s degree in mechanical engineering and economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.
Compensatory Matters
In connection with his appointment as Chief Executive Officer, the Company entered into an employment letter with Mr. Ehikian on August 29, 2025 (the “Employment Letter”). The Employment Letter provides for at-will employment. Pursuant to the Employment Letter, Mr. Ehikian’s annual base salary is $1,000,000, and he is eligible for an annual target bonus of $1,000,000, with the potential to earn up to $2,000,000 at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). Payment of the target amount of Mr. Ehikian’s annual bonus will be guaranteed for his first year of employment and paid quarterly in equal installments over that period so long as he remains a full-time active employee on each payment date.
Subject to the approval of the Board or the Compensation Committee, Mr. Ehikian will also receive an award of restricted stock units having an approximate grant date fair value of $20,000,000 (the “RSU Award”), with the portion of the RSU Award having a grant date fair value equal to approximately $7,000,000 to vest on December 30, 2025 (the “Contingent Portion”), and the remaining portion of the RSU Award to vest thereafter in 11 equal, successive quarterly installments, subject to Mr. Ehikian remaining in continuous service through each applicable vesting date, and further subject to vesting acceleration benefits set forth in the Employment Letter.
Under the terms of the Employment Letter, if Mr. Ehikian resigns voluntarily for any reason or is terminated for cause within 24 months following his first day of employment with the Company, and if the Contingent Portion of the RSU Award has vested, then Mr. Ehikian must repay to the Company, a cash amount equal to the fair market value, measured as of December 30, 2025, of the Contingent Portion of the RSU Award.

In addition, subject to the approval of the Board or the Compensation Committee, Mr. Ehikian will receive a stock option to purchase shares of the Company’s Class A common stock having an approximate grant date fair value of $15,000,000. This stock option award will vest in accordance with the following schedule, subject to vesting acceleration provisions set forth in the Employment Letter: 5% of the grant will vest three months after the date of grant, and 5% of the grant will vest quarterly thereafter until the grant is either fully vested or Mr. Ehikian’s continuous service terminates, whichever occurs first.
Each of the above-described awards will be granted under an inducement equity incentive plan and applicable form of award agreement to be adopted by the Board.
The Employment Letter also provides that, upon certain qualifying terminations of Mr. Ehikian’s employment within the first 12 months of his employment or within 36 months following a change in control, he will be entitled to certain severance payments and equity vesting acceleration.
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This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. The Proxy Statement, this Proxy Supplement and our 2025 Annual Report can be accessed directly at www.proxyvote.com using the control number located on your Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.